                                                                     EXHIBIT 3


                            ESCROW AGREEMENT


    This ESCROW AGREEMENT (this "Agreement") is made and entered into as of February 8, 1999 by and among Gametech International, Inc., a Delaware corporation ("Parent"), Gerald R. Novotny, as agent (the "Securityholders' Agent") for the Stockholders of Bingo Technologies Corporation (the "Company"), John A. Larsen. ("JL"), Siblings Partners, L.P., a Delaware limited partnership ("Siblings"; JL and Siblings collectively, the "Stockholders"), Gerald R. Novotny ("GN"), and Keith A. Novotny and US Bank Trust, N.A., as the escrow agent (the "Escrow Agent").

                                RECITALS

    A. Parent, Siblings, JL, GN and KN have entered into a Stock Purchase Agreement, dated February 8, 1999 (together with the Exhibits and Schedules thereto, the "Acquisition Agreement"), pursuant to which the Company became a wholly-owned subsidiary of Parent. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement.

    B. GH, KN and JL have agreed to provide certain indemnities to Parent in connection with the Acquisition. GN and KN are beneficial owners of Siblings.

    C. Pursuant to the Acquisition Agreement, Parents shall deposit with the Escrow Agent the Siblings Escrow Shares (consisting of 373,387 shares of Parent Common Stock), the Siblings Escrow Cash (consisting of $1,371,118) and the JL Escrow Cash (consisting of $581,093), collectively, the Escrow Fund, and such Escrow Fund will be released pursuant to the terms and conditions of the Acquisition Agreement and this Agreement.

    NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein and in the Acquisition Agreement, and for other good and valuable consideration, the receipts and sufficiency of which is hereby acknowledged, the parties hereto and Escrow Agent agree as follows:

    1. ESCROW AMOUNT. Parent has delivered directly to the Escrow Agent, as provided by the Acquisition Agreement, (i) the Siblings Escrow Cash and JL Escrow Cash for deposit into an interest bearing account, and (ii) certificates, registered in the name of US Bank Trust, N.A., as escrow agent, representing the Siblings Escrow Shares. The Siblings Escrow Cash and the JL Escrow Cash shall be initially deposited in a money market account with US Bank Trust, N.A., and thereafter shall be invested as Parent and the Securityholders' Agent shall mutually agree. Siblings shall have voting rights with respect to the Siblings Escrow Shares.

    2.   DISBURSEMENT FOR INDEMNIFICATION.

         (a) NOTICES OF CLAIMS. Parent shall give prompt written notice (the "Claim Notice") to the Securityholders' Agent and the Escrow Agent of any claim or event known to it which gives rise or may give rise to a claim for indemnification under Article VII of the Acquisition Agreement. The Claim Notice shall specify the nature and estimated amount of Damages (the "Claimed Amount"). The failure of Parent to give notice as provided in this Section 2(a) shall not relieve any Stockholder of its obligations under Article VII of the Acquisition Agreement, except to the extent that such failure has adversely affected the rights of such Stockholder. In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought by any person who is not a party to this Agreement (a "Third-Party Claim"), Parent also shall give the Securityholders' Agent copies of any written claims, process or legal pleadings with respect to such Third-Party Claim promptly after such documents are received by Parent.

         (b) OBJECTIONS TO CLAIMS. Within 20 days after delivery of a Claim Notice, the Securityholders' Agent shall provide written notice (the "Certificate of Objection") to Parent and the Escrow Agent of his objections, if any, to the Claim Notice.

              (i) If the Securityholders' Agent fails to deliver the Certificate of Objection to Parent and the Escrow Agent within such time period, Parent shall be entitled to receive the Claimed Amount from the Escrow Fund in accordance herewith.

              (ii) If the Securityholders' Agent delivers a Certificate of Objection to Parent and the Escrow Agent (it being understood that Escrow Agent may rely on such Certificate of Objection for the purposes of refusing to make any disbursement), the amounts shall not be released from the Escrow Fund until such time as (A) joint written instructions (the "Joint Instructions"), executed by the Securityholders' Agent and Parent, are delivered to the Escrow Agent directing the Escrow Agent to the manner and amount of any disbursement to be made, (B) a written order from an arbitrator or arbitrators issued pursuant to 2(b)(iii) below or (C) a certified copy of a final unappealable order or judgment of a court of competent jurisdiction determining that an amount is due to Parent is delivered to the Escrow Agent. As used in this Agreement, a Claim Notice for which no Certificate of Objection from the Securityholders' Agent is received, Joint Instructions, arbitrator's order or court judgment are referred to collectively as the "Applicable Release Document." As used in this Agreement, the Claimed Amount in a Claim Notice for which no Certificate of Objection from the Securityholders' Agent is received, or the amount specified in such Joint Instructions, arbitrator's order, or court judgment, as the case may be, is the "Indemnity Amount" with respect to such claim.

              (iii) RESOLUTION OF CONFLICTS: ARBITRATION

                    (1) In case the Securityholders' Agent has delivered a Certificate of Objection, the Securityholders' Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholders' Agent and Parent should so agree, Joint Written Instructions indicating such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.

                    (2) If no such agreement can be reached after good faith negoitation, either Parent or the Securityholders' Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Securityholders' Agent. In the event that within forty-five (45) days after submission of any dispute to arbitration. Parent and the Securityholders' Agent cannot mutually agree on one arbitrator, Parent and the Securityholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.
Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

                    (3) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Tempe, Arizona under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

              (c) RELEASE OF ESCROW. Distributions to Parent with respect to Indemnity Amounts shall be allocated to the Siblings Escrow Shares, the Siblings Escrow Cash, the JL Escrow Cash and the JL Offset Amount as set forth on Exhibit A hereto, except that in the event that an Indemnity Amount is based on a matter described in the last sentence of Section 7.2(a) of the Acquisition Agreement, such Indemnity Amount shall be specially allocated to the responsible party or parties, and such special allocation shall be contained in the Applicable Release Document. To the extent that a distribution is allocated to the Siblings Escrow Shares, GN shall within 10 days pay to the Escrow Agent the amount of such allocation in cash, and the Escrow Agent shall pay such cash to Parent and release to Siblings a number of the Siblings Escrow Shares equal to such cash amount divided by the Parent Share Deemed Value. If GN fails to pay such amount of cash, upon request of Parent, the Escrow Agent shall deliver to Parent a number of Siblings Escrow Shares equal to such amount of cash divided by the Parent Share Deemed Value or the last reported sale price of Parent Common Stock at the most recent close of daily trading prior to the date of the Applicable Release Document, whichever is less. To the extent that a distribution is allocated to the JL Escrow Cash and the JL Offset, it shall first be paid from the JL Escrow Cash, and to the extent that JL Escrow Cash is insufficient to satisfy such combined allocation, Parent shall offset such excess amount prorata over the next 12 monthly installments of the JL Deferred

Cash. Subject to the foregoing, upon receipt by the Escrow Agent of an Applicable Release Document, Escrow Agent shall deliver to Parent an amount of cash equal to the Indemnity Amount.

              (d) EXAMPLE. If, for example, the allocations of Exhibit A were Siblings Escrow Shares 30%, Siblings Escrow Cash 35%, JL Escrow Cash 16% and the JL Offset Amount 19%, and the Indemnity Amount were $2,000,000, GN would pay the Escrow Agent (for payment to Parent) $600,000, $700,000 of the Siblings Escrow Cash would be paid to Parent, all of the JL Escrow Cash ($581,093) would be paid to Parent, and Parent would offset $118,907 against the JL Deferred Cash.

    3.   INTERIM DISTRIBUTIONS TO STOCKHOLDER: TERMINATION OF ESCROW.

         (a) INTERIM DISTRIBUTIONS TO STOCKHOLDERS. Twelve months after the Closing Date Parent shall instruct the Escrow Agent to release to the Stockholders that amount of the Escrow Fund in excess of the Maximum Liability Amount then in effect. Similarly, 18 months after the Closing Date Parent shall instruct the Escrow Agent to release to the Stockholders that amount of the Escrow Fund in excess of the Maximum Liability Amount then in effect. In each such instance, in determining the portion of the Escrow Fund to be released to JL, the JL Escrow Cash and the JL Offset Amount shall be released in the proportion that the JL Escrow Cash bears to the sum of the JL Escrow Cash and the JL Offset Amount.

         (b)  DISBURSEMENT OF ESCROW FUND UPON TERMINATION.  Subject to
Section 3(c) below, if, at the close of business on the twenty-four month anniversary of the Closing Date (the "Final Release Date"), any amounts still remain in the Escrow Fund, and no claims for Damages are then pending, then any of the Escrow Fund, together with any interest thereon, remaining in the Escrow Account shall be disbursed as follows. Escrow Agent shall distribute the remaining Siblings Escrow Shares and Siblings Escrow Cash to Siblings, and the remaining JL Escrow Cash to JL according to written instructions provided to the Escrow Agent by the Securityholders' Agent.

         (c) ESCROW RESERVE. In the event that, at the Final Release Date, unresolved claims for indemnification shall have been made by Parent, (i) Escrow Agent shall set aside and retain (to the extent available in the then-remaining Escrow Account) as a reserve to cover such claim or claims (such amount so set aside and reserved, as reduced from time to time pursuant to the provisions of this Agreement being herein called the "Escrow Account Reserved Amount") such number of Siblings Escrow Shares (valued at the Parent Share Deemed Value or the last reported sale price of Parent Common Stock at the most recent close of daily trading prior to the date of release, whichever is less), such amount of Sibling Escrow Cash and such amount of JL Escrow Cash, all in the proportions set forth on Exhibit A, to satisfy the Claimed Amount of all unresolved claims, and (ii) if such Siblings Escrow Shares, Siblings Escrow Cash and JL Escrow Cash are insufficient to cover unresolved claims, Parent shall be entitled to withhold such number of installments of JL Deferred Cash (not in excess of the JL Offset Amount) as necessary to cover any unresolved claims as part of the Escrow Account Reserve Amount. Distributions of the Escrow Account Reserve Amount shall be made by the Escrow Agent upon receipt of an Applicable Release Document. After resolution of any pending claim, any Escrow Account Reserved Amount remaining shall be distributed in accordance with the provision of Section 3(b) above.

     4. PROTECTION OF ESCROW FUND. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such funds as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

     5.  ESCROW AGENT'S DUTIES.

         (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying on any instrument reasonably believed to be genuine (or to be a genuine copy or facsimile of such instrument) and to have been signed or presented by the proper Party or Parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

         (b) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the Parties or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

         (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

         (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

         (e) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholders' Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

         (f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required of the Escrow Agent. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amount. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

         (g) Parent shall pay the Escrow Agent its fees. Except in the case of gross negligence or willful misconduct on the part of the Escrow Agent, the Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

         (h) The Escrow Agent may resign at any time upon giving at least fifteen (15) days written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows: The Parties shall use their best efforts to mutually agree on a successor Escrow Agent within fifteen (15) days after receiving such notice. If the Parties fail to agree upon a successor Escrow Agent within such time, the Escrow Agent shall have the right to appoint a successor Escrow Agent which regularly serves as an escrow agent in connection with commercial transactions of similar size to that related to the Escrow Fund. The successor Escrow Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

         (i) The Escrow Agent is not a party to, or is not bound by, any provisions which may be evidenced by, or arise out of, any agreement other than as therein set forth under the express provisions of this Escrow Agreement.

         (j) The Escrow Agent shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to [title], of the Escrow Agent and unless it is indemnified, in a manner satisfactory to it, against such expense or liability.

         (k) The Escrow Agent may seek the advice of legal counsel in the event of any question or dispute as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such legal counsel.

         (l) The Escrow Agent shall not be answerable for the default or misconduct of any agent or legal counsel employed or appointed, at its discretion, by it if such agent or legal counsel shall have been selected with reasonable care.

    6.   SECURITYHOLDERS' AGENT; POWER OF ATTORNEY.

         (a) GN shall be appointed as the Securityholders' Agent for each Stockholder of the Company, for and on behalf of Stockholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholders' Agent may not be removed unless holders of a majority interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Securityholders' Agent, and the Securityholders' Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholders' Agent shall constitute notice to or from each of the Stockholders.

         (b) the Securityholders' Agent shall not be liable for any act done or omitted hereunder as Securityholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholders' Agent and hold the Securityholders' Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholders' Agent and arising out of or in connection with the acceptance or administration of the Securityholders' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholders' Agent.

         (c) A decision, act, consent or instruction of the Securityholders' Agent shall constitute a decision of all the Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholders' Agent as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Parent are hereby relived from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders' Agent.

    7.   GENERAL PROVISIONS.

         (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (i)   if to Parent to:

                    Gametech International, Inc.
                    2209 West 1st Street
                    Suite 113
                    Tempe, AZ 85281-7245
                    Attention: Chief Executive Officer
                    Facsimile: 602/804-1403
                    Telephone: 602/804-1101

                    with a copy to:

                    Wilson Sonsini Goodrich & Rossti, P.C.
                    650 Page Mill Road
                    Palo Alto, California 94304
                    Attention: Blair Stewart, Esq.
                    Facsimile: (650) 493-6811
                    Telephone: (650) 493-9300

              (ii)  if a Securityholders' Representative:

                    Gerald R. Novotny
                    2118 The Back Road
                    Glenbrook, NV 89413
                    Facsimile: (702) 586-4515
                    Telephone: (702) 749-5242

                    with a copy to:

                    Gibson, Dunn & Crutcher LLP
                    1530 Page Mill Road
                    Palo Alto, CA 94303
                    Attention: Lawrence Calof, Esq.
                    Facsimile: (650) 849-5333
                    Telephone: (650) 849-5331

              (iii) if to Escrow Agent:

                    US Bank Trust, N.A.
                    Global Escrow Depository Services #SANF0527
                    One California Street, 4th Floor
                    San Francisco, CA 94111
                    Attention: Ann Gadsby, Vice President
                    Facsimile: (415) 273-4593

                          Telephone: (415) 273-4532

         Any notice sent by mail shall be deemed given five (5) days after deposited with the U.S. Postal Service; any notice sent by overnight delivery service shall be deemed given the day after deposit; any notice given by facsimile shall be deemed given one (1) hour after transmission, or if not a business day, on the next business day.

         (b) INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts; all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and the Escrow Agent and delivered to the other Party and Escrow Agent, it being understood that all Parties and the Escrow Agent need not sign the same counterpart.

         (d) ENTIRE AGREEMENT. This Agreement among the Parties hereto and the Escrow Agent, together with the Acquisition Agreement; (i) constitutes the entire agreement among the Parties and the Escrow Agent with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties and the Escrow Agent with respect to the subject matter hereof; (ii) except as expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except as otherwise specifically provided in writing by the Parties and the Escrow Agent hereto; provided that Purchaser may assign its rights and obligations hereunder to any of its subsidiaries, parents, or affiliates or any successor in interest to the business of such Purchaser.

         (e) SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

         (f) AMENDMENT WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the Parties and the Escrow Agent, or in the case of a waiver, by the Party or Escrow Agent waiving compliance. Any waiver by any Party or Escrow Agent of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         (h) RULES OF CONSTRUCTION. The Parties hereto and the Escrow Agent agree that they each have been represented by counsel during the negotiation and execution of this Agreement and acknowledge that they each understand all provisions of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         (i) AUTOMATIC SUCCESSION. Notwithstanding anything in this Agreement to the contrary, any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its global escrow business, shall be the successor to the Escrow Agent without the execution of filing of any paper or any further act on the part of any of the Parties, provided, however, the Escrow Agent shall at no time during the term of this Agreement have a substantial financial relationship with either the Parent or Company.

    IN WITNESS WHEREOF, Parent, Company, Securityholders' Agent, the Stockholders, GN, KN, and the Escrow Agent have caused this Agreement to be signed by them or their respective duly authorized officers, all as of the date first written above.

                                       GAMETECH INTERNATIONAL, INC.


                                       By: /s/ Todd S. Myhre
                                           --------------------------------
                                       Name:  Todd S. Myhre
                                       Title: Chief Executive Officer



                                       SECURITYHOLDERS' REPRESENTATIVE


                                       /s/ Gerald R. Novotny
                                       ------------------------------------
                                       Gerald R. Novotny



                                       ESCROW AGENT

                                       US BANK TRUST, N.A.
                                       as Escrow Agent


                                       By:  /s/  Ann Gadsby
                                           --------------------------------
                                       Name:   Ann Gadsby
                                       Title:  Vice President



                                       STOCKHOLDERS

                                       SIBLINGS PARTNERS, L.P.


/s/ Gerald R. Novotny                  By: /s/ Gerald R. Novotny
--------------------------------           --------------------------------
GERALD R. NOVOTNY
                                       Title: General Partner


/s/ Keith A. Novotny                   /s/ John A. Larsen
--------------------------------       ------------------------------------
KEITH A. NOVOTNY                       JOHN A. LARSEN



                       SIGNATURE PAGE TO ESCROW AGREEMENT

                                  EXHIBIT A

                        Allocation of Payments to Parent


                                                     Dollars       Ratio
                                                    ----------     ------
Siblings Escrow Shares      373,387 X $3.25* =      $1,213,508      .3110

Siblings Escrow Cash                                 1,371,118      .3514

JL Escrow Cash                                         581,093      .1489

JL Offset Amount                                       236,253      .1887
                                                    ----------     ------
                                                    $3,901,972     1.0000

-----------------------
*Parent Share Deemed Value












                                      A-1